Registration No. 333-

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM S-8

REGISTRATION STATEMENT

Under

THE SECURITIES ACT OF 1933

THE BANK OF NEW YORK MELLON CORPORATION

(Exact name of registrant as specified in its charter)

Delaware	13-2614959
(State or other jurisdiction of incorporation or organization)	(I.R.S. Employer Identification No.)

One Wall Street

New York, New York 10286

(212) 495-1784

(Address of Principal Executive Offices)

The Bank of New York Mellon Corporation 401(k) Savings Plan

(Full title of the plan)

Arlie R. Nogay, Esq.

Corporate Secretary and Chief Securities Counsel

BNY Mellon Center

500 Grant Street

Pittsburgh, Pennsylvania 15258-0001

(412) 234-5000

(Name and address, including zip code, and telephone number, including area code, of agent for service)

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company. See the definitions of “large accelerated filer,” “accelerated filer” and “smaller reporting company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer	☒	Accelerated filer	☐

Non-accelerated filer	☐ (Do not check if a smaller reporting company.)	Smaller reporting company	☐

CALCULATION OF REGISTRATION FEE

Title of securities to be registered(1)	Amount to be registered(1)	Proposed maximum offering price per share(2)	Proposed maximum aggregate offering price(2)	Amount of registration fee(2)
Common Stock, $0.01 par value	10,000,000	$29.19	$291,900,000.00	$20,812.47

(1)	Pursuant to Rule 416(a) under the Securities Act of 1933, as amended (the “Securities Act”), this Registration Statement also covers any additional number of shares as may be required pursuant to The Bank of New York Mellon Corporation 401(k) Savings Plan (the “Plan”) in the event of a stock dividend, split-up of shares, recapitalization or other similar change in the outstanding common stock, $0.01 par value (the “Common Stock”). In addition, pursuant to Rule 416(c) under the Securities Act, this Registration Statement also covers an indeterminate amount of interests to be offered or sold pursuant to the Plan.
(2)	Estimated solely for the purpose of calculating the registration fee. Pursuant to Rules 457(c) and 457(h)(1) under the Securities Act, the proposed maximum aggregate offering price for these shares which may be issued under the Plan is based on the average of the high and low sales prices of the Common Stock as reported on the New York Stock Exchange for December 13, 2010.

EXPLANATORY NOTE

The Mellon 401(k) Retirement Savings Plan (the “Mellon 401(k)”) has been renamed The Bank of New York Mellon Corporation 401(k) Savings Plan (the “Plan”)), effective as of April 1, 2009. This Registration Statement on Form S-8 is being filed for the purpose of registering 10,000,000 shares of common stock, $0.01 par value (the “Common Stock”) of The Bank of New York Mellon Corporation (the “Company”) to be issued pursuant to the Plan.

PART I

INFORMATION REQUIRED IN THE SECTION 10(a) PROSPECTUS

The document(s) containing the information specified in Part I are not required to be filed with the SEC as part of this Form S-8 Registration Statement in accordance with Rule 428 of the Securities Act of 1933, as amended (the “Securities Act”), and will be delivered to participants in accordance with such rule.

PART II

INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

Item 3.	Incorporation of Documents by Reference

The following documents filed by the Company with the SEC are incorporated by reference in this Registration Statement:

(a) The Company’s latest annual report on Form 10-K filed pursuant to Section 13(a) or 15(d) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”);

(b) All other reports filed by the Company pursuant to Section 13(a) or 15(d) of the Exchange Act since the end of the fiscal year covered by the annual report on Form 10-K referred to in paragraph (a) above, excluding information furnished under Form 8-K, which is not deemed filed and, therefore, not incorporated herein by reference;

(c) The description of Bank of New York Mellon common stock contained in the joint proxy statement/ prospectus included in the Registration Statement of The Bank of New York Mellon Corporation on Form S-4 (Registration No. 333-140863) as filed with the SEC on February 23, 2007, and amended by Amendment No. 1 on April 2, 2007 and Amendment No. 2 on April 17, 2007, as that description may be updated from time to time; and

(d) Annual Report on Form 11-K of the Plan for the fiscal year ended December 31, 2010 (File No. 000-52710).

All documents filed by the Company pursuant to Sections 13(a), 13(c), 14 and 15(d) of the Exchange Act subsequent to the date of this Registration Statement and prior to the filing of a post-effective amendment which indicates that all securities offered hereby have been sold or which deregisters all securities then remaining unsold shall be deemed to be incorporated by reference in this Registration Statement and to be a part hereof from the date of filing of such documents.

Any statement contained in a document incorporated or deemed to be incorporated by reference in this Registration Statement shall be deemed to be modified or superseded for purposes of this Registration Statement to the extent that a statement contained in this Registration Statement or in any other contemporaneously or subsequently filed document which also is or is deemed to be incorporated by reference in this Registration Statement modifies or supersedes such statement. Any such statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this Registration Statement.

You may read and copy registration statements, reports, proxy statements and other information filed by the Company at the public reference room maintained by the SEC at 100 F Street, N.E., Washington, D.C. 20549. You can call the SEC for further information about its public reference room at 1-800-732-0330. Such material is also available at the SEC’s website at http://www.sec.gov.

EXPERTS

The consolidated financial statements of the Company and subsidiaries as of December 31, 2009 and 2008, and for each of the years in the three-year period ended December 31, 2009, and management’s assessment of the effectiveness of internal control over financial reporting as of December 31, 2009, have been incorporated herein by reference in reliance upon the reports of KPMG LLP, independent registered public accounting firm, which have also been incorporated herein by reference, and upon the authority of said firm as experts in accounting and auditing. The aforementioned reports with respect to the consolidated financial statements of the Company refer to changes, in 2009, in the Company’s methods of accounting for other-than-temporary impairments and, in 2008, to changes in the Company’s methods of accounting for fair value measurements and their election of the fair value option for certain financial assets.

Item 4.	Description of Securities.

Not applicable.

Item 5.	Interests of Named Experts and Counsel.

Not applicable.

Item 6.	Indemnification of Directors and Officers.

Section 102(b)(7) of the Delaware General Corporation Law (“DGCL”) permits a corporation, in its certificate of incorporation, to limit or eliminate, subject to certain statutory limitations, the liability of directors to the corporation or its stockholders for monetary damages for breaches of fiduciary duty, except for liability (a) for any breach of the director’s duty of loyalty to the corporation or its stockholders, (b) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, (c) under Section 174 of the DGCL or (d) for any transaction from which the director derived an improper personal benefit.

Under Section 145 of the DGCL, a corporation may indemnify a director, officer, employee or agent of the corporation (or a person who is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise) against expenses (including attorneys’ fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by the person if he acted in good faith and in a manner he reasonably believed to be in or not opposed to the best interests of the corporation and, with respect to any criminal action or proceeding, had no reasonable cause to believe his conduct was unlawful. In the case of an action brought by or in the right of a corporation, the corporation may indemnify a director, officer, employee or agent of the corporation (or a person who is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise) against expenses (including attorneys’ fees) actually and reasonably incurred by him if he acted in good faith and in a manner he reasonably believed to be in or not opposed to the best interests of the corporation, except that no indemnification may be made in respect of any claim, issue or matter as to which such person shall have been adjudged to be liable to the corporation unless and only to the extent a court finds that, in view of all the circumstances of the case, such person is fairly and reasonably entitled to indemnity for such expenses as the court shall deem proper.

The Restated Certificate of Incorporation (Article Eighth) of the Company, provides that the Company will indemnify its officers and directors, and any other person who served in such role for other entities at the request of the Company (“Covered Person”), to the fullest extent permitted by law, against all expenses, judgments, fines and settlement amounts incurred by such person in connection with any threatened, pending or completed action, suit or proceeding by reason of the fact that such person was an officer or director of the Company or such other entity. The Company will indemnify Covered Persons in connection with a proceeding commenced or brought by that person only if the commencement or bringing of the proceeding was authorized by the Company’s Board of Directors. The Company will, to the fullest extent permitted by the DGCL, pay the expenses (including attorneys’ fees) of any Covered Person in defending a proceeding (other than a proceeding commenced or brought by the person without the specific authorization of the Company’s Board of Directors), provided that, to the extent required by the DGCL, advancement of expenses will only be made if such person provides an undertaking to repay all amounts advanced if it is determined that he is not entitled to indemnification.

The Company may purchase and maintain insurance to protect itself and any Covered Person against liability or expense asserted or incurred by such Covered Person in connection with any proceeding, whether or not the Company would have the power to indemnify such Covered Person against such liability or expense by law or under the indemnification provisions in the Company’s Restated Certificate of Incorporation.

The Company is authorized to enter into contracts with any Director or officer, or, as authorized by the Board of Directors, any other employee or agent of the Company in furtherance of the provisions of Article Eighth of the Company’s Restated Certificate of Incorporation and may create a trust fund, grant a security interest or use other means (including, without limitation, a letter of credit) to ensure the payment of such amounts as may be necessary to effect indemnification as provided in Article Eighth of the Company’s Restated Certificate of Incorporation.

With respect to advancement of expenses, the DGCL provides that the Company may advance expenses upon the receipt of an undertaking as described above, on such terms and conditions as it deems appropriate.

The Company has entered into indemnification agreements with each of its executive officers and directors, providing that it will indemnify such executive officers and directors to the fullest extent permitted by law against all judgments, awards, fines, ERISA excise taxes, penalties, amounts paid in settlement, liabilities and losses and pay the expenses (including attorneys’ fees) of the executive officer or director if such executive officer or director is involved in any manner (including, without limitation, as a party or a witness) in any civil, criminal, administrative or investigative action, suit, proceeding or procedure by reason of the fact of the executive officer or director’s position at the Company.

The Company also has a policy which indemnifies all employees (including executive officers) and directors of the Company and its affiliates, to the fullest extent permitted by law against all judgments, awards, fines, ERISA excise taxes, penalties, amounts paid in settlement, liabilities and losses and pays the expenses (including attorneys’ fees) of the employee or director if such employee or director is involved in any manner (including, without limitation, as a party or a witness) in any civil, criminal, administrative or investigative action, suit, proceeding or procedure by reason of the fact of the employee or director’s position at the Company or a Company affiliate.

Item 7.	Exemption From Registration Claimed.

Not applicable.

Item 8.	Exhibits.

4.1	Restated Certificate of Incorporation of The Bank of New York Mellon Corporation, incorporated herein by reference to Exhibit 3.1 to registrant’s Current Report on Form 8-K filed July 2, 2007

4.2	Amended and Restated By-Laws of The Bank of New York Mellon Corporation, as amended and restated on July 10, 2007 and subsequently amended on April 14, 2009, August 11, 2009, February 9, 2010, July 2, 2010 and October 12, 2010, filed herewith

4.3	Specimen of Certificate for The Bank of New York Mellon Corporation’s Common Stock, incorporated herein by reference to Exhibit 4.1 to registrant’s Current Report on Form 8-K filed July 2, 2007

5.1	Opinion of Reed Smith LLP, filed herewith

23.1	Consent of KPMG LLP, filed herewith

23.2	Consent of Reed Smith LLP (contained in Exhibit 5.1)

24.1	Powers of Attorney, filed herewith

The Company hereby undertakes that it will submit or has submitted the Plan, and all amendments thereto, to the United States Internal Revenue Service (“IRS”) in a timely manner and has made or will make all changes required by the IRS in order to qualify the Plan.

Item 9.	Undertakings.

(a)	The undersigned registrant hereby undertakes:

(1) To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

(i)	To include any prospectus required by section 10(a)(3) of the Securities Act;

(ii)	To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than 20 percent change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement;

(iii)	To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement;

Provided, however, that paragraphs (a)(1)(i) and (a)(1)(ii) do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in reports filed with or furnished to the Commission by the registrant pursuant to section 13 or section 15(d) of the Exchange Act that are incorporated by reference in the registration statement;

(2) That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof; and

(3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(b)	The undersigned registrant hereby undertakes that, for purposes of determining any liability under the Securities Act, each filing of the registrant’s annual report pursuant to section 13(a) or section 15(d) of the Exchange Act that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered herein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(h)	Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the registrant pursuant to the provisions described under Item 6 above, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

SIGNATURES

THE BANK OF NEW YORK MELLON CORPORATION

Pursuant to the requirements of the Securities Act of 1933, as amended, The Bank of New York Mellon Corporation certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of New York, State of New York, on the 17th day of December, 2010.

THE BANK OF NEW YORK MELLON CORPORATION

By:	/S/ ROBERT P. KELLY
Robert P. Kelly
Chief Executive Officer
(Principal Executive Officer)

Pursuant to the requirements of the Securities Act of 1933, as amended, this Registration Statement has been signed below by the following persons in the capacities indicated on the 17th day of December, 2010.

Signature	Title

/S/ ROBERT P. KELLY	Chief Executive Officer (Principal Executive Officer)
Robert P. Kelly

/S/ THOMAS P. GIBBONS	Chief Financial Officer (Principal Financial Officer)
Thomas P. Gibbons

/s/ John A. Park	Controller (Principal Accounting Officer)
John A. Park

*	Director
Ruth E. Bruch

*	Director
Nicholas M. Donofrio

*	Director
Gerald L. Hassell

*	Director
Edmund F. Kelly

*	Director
Robert P. Kelly

*	Director
Richard J. Kogan

*	Director
Michael J. Kowalski

Signature	Title

*	Director
John A. Luke, Jr.

*	Director
Robert Mehrabian

*	Director
Mark A. Nordenberg

*	Director
Catherine A. Rein

*	Director
William C. Richardson

*	Director
Samuel C. Scott III

*	Director
John P. Surma

*	Director
Wesley W. von Schack

*	Arlie R. Nogay, by signing his name hereto, does sign this document on behalf of the above-noted individuals, pursuant to the power of attorney duly executed by such individuals, which has been filed as an exhibit to this registration statement.

/S/ ARLIE R. NOGAY
Name:	Arlie R. Nogay Attorney-in-Fact

SIGNATURES

THE BANK OF NEW YORK MELLON CORPORATION 401(k) SAVINGS PLAN

Pursuant to the requirements of the Securities Act of 1933, the Plan has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of New York, State of New York, on the 17th day of December, 2010.

The Bank of New York Mellon 401(k) Savings Plan

By:	/S/ LISA B. PETERS
Lisa B. Peters, Chairperson, Benefits Administration Committee

By:	/S/ THOMAS P. GIBBONS
Thomas P. Gibbons, Chairperson, Benefits Investment Committee

INDEX TO EXHIBITS

Exhibit No.	Description of Exhibit

4.1	Restated Certificate of Incorporation of The Bank of New York Mellon Corporation, incorporated herein by reference to Exhibit 3.1 to registrant’s Current Report on Form 8-K filed July 2, 2007

4.2	Amended and Restated By-Laws of The Bank of New York Mellon Corporation, as amended and restated on July 10, 2007 and subsequently amended on April 14, 2009, August 11, 2009, February 9, 2010, July 2, 2010 and October 12, 2010, filed herewith

4.3	Specimen of Certificate for The Bank of New York Mellon Corporation’s Common Stock, incorporated herein by reference to Exhibit 4.1 to registrant’s Current Report on Form 8-K filed July 2, 2007

5.1	Opinion of Reed Smith LLP, filed herewith

23.1	Consent of KPMG LLP, filed herewith

23.2	Consent of Reed Smith LLP (contained in Exhibit 5.1)

24.1	Powers of Attorney, filed herewith